Exhibit 99.1

Media Contact Chris Muller PAETEC (585) 340-8218 christopher.muller@paetec.com	Investor Contact Pete Connoy PAETEC (585) 340-2649 peter.connoy@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Announces Third Quarter 2010 Results

FAIRPORT, N.Y. (November 4, 2010) – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced third quarter 2010 financial and operating results. “The third quarter marked solid growth for PAETEC,” said Arunas A. Chesonis, chairman and CEO. “In addition to sequential and year-over-year revenue growth, we opened two new data centers and announced the planned acquisition of Cavalier Telephone which will add over 17,000 new route miles of fiber to our network.” Financial results for third quarter 2010 included the following:

•	Revenue of $408.4 million;

•	Adjusted EBITDA* of $62.2 million;

•	Net loss of $14.8 million;

•	Free cash flow* of $28.2 million, which represented the 31st consecutive quarter in which PAETEC or its predecessor generated positive free cash flow;

•	Net cash provided by operating activities of $41.6 million; and

•	Cash, cash equivalents and short term investments of $125.3 million at September 30, 2010.

*	Neither adjusted EBITDA nor free cash flow is a measurement of financial performance under accounting principles generally accepted in the United States, or “GAAP.” Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, debt extinguishment and related costs, acquisition, integration and separation costs, sales and use tax settlement, and gain on non-monetary transaction. Free cash flow, as define by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). See the accompanying tables for additional information as to PAETEC’s reasons for including these measures, for a quantitative reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP, and for a quantitative reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP.

Quarterly Results – Third Quarter 2010 Compared to Third Quarter 2009

Revenue

•	Total revenue of $408.4 million increased 3.2% or $12.8 million for third quarter 2010 from third quarter 2009, primarily due to the inclusion of revenue from recently acquired companies.

•	Core network services revenue decreased 2.3% or $6.5 million to $280.6 million for third quarter 2010 from third quarter 2009 due to lower usage-based revenue and continued rate compression.

•	Core carrier services revenue for third quarter 2010 was relatively stable at $45.0 million compared to third quarter 2009.

•

Integrated solutions revenue of $37.5 million for third quarter 2010 increased $21.3 million over third quarter 2009, primarily due to the growth in equipment sales and energy services as a result of PAETEC’s February 28, 2010 acquisition of U.S. Energy Partners and June 7, 2010 acquisition of Quagga Corporation.

Adjusted EBITDA and Margins

Adjusted EBITDA for third quarter 2010 declined 3.2% to $62.2 million from adjusted EBITDA of $64.2 million for third quarter 2009. Adjusted EBITDA margin, which represents adjusted EBITDA as a percentage of total revenue, decreased to 15.2% for third quarter 2010 from 16.2% for third quarter 2009.

Cost of goods sold for third quarter 2010 was $206.3 million, representing an increase of $11.8 million or 6.1% from third quarter 2009. The increase in cost of goods sold for third quarter 2010 was a result of an approximate $3.0 million increase in special access rates and associated unbundled network element (“UNE”) migration costs, higher costs associated with equipment sales from Quagga, and substantially higher costs associated with the resale of energy services. As a result of higher costs, gross margin for third quarter 2010 decreased to 49.5% from 50.8% in third quarter 2009.

Selling, general, and administrative (“SG&A”) expenses for third quarter 2010 were $142.5 million, including stock-based compensation of $2.7 million, which represents an increase of 1.2% or $1.6 million from third quarter 2009. The increase in cost was primarily due to higher staffing levels in PAETEC’s sales force and the additional headcount from the Quagga acquisition. As a percentage of total revenue, SG&A expenses were 34.9% for third quarter 2010 compared to 35.6% for third quarter 2009.

Net Loss

Net loss for third quarter 2010 was $14.8 million compared to net loss of $6.5 million for third quarter 2009. The net loss for third quarter 2010 included $3.7 million of acquisition costs and $3.2 million of additional interest expense.

Interest expense for third quarter 2010 increased to $23.0 million from $19.8 million for third quarter 2009. The increase in interest expense was primarily due to higher weighted average interest rates following PAETEC’s January 2010 issuance of $300.0 million of additional 8  7/8% senior secured notes due 2017.

Sequential Results - Third Quarter 2010 Compared to Second Quarter 2010

Revenue

•

Total revenue of $408.4 million for third quarter 2010 increased 3.1% or $12.3 million from second quarter 2010, primarily due to the full quarter inclusion of results from Quagga and the rapid growth in the resale of energy services.

•

Core network services revenue declined 1.5% or $4.2 million for third quarter 2010 from second quarter 2010 primarily due to a decline in usage-based revenue and the continued compression associated with IP conversion.

•	Core carrier services revenue of $45.0 million for third quarter 2010 was stable from second quarter 2010.

•

Integrated solutions revenue of $37.5 million for third quarter 2010 increased 64.8% or $14.8 million from second quarter 2010, primarily due to the inclusion of a full quarter of results from Quagga and growth in the resale of energy services.

Adjusted EBITDA and Margins

Adjusted EBITDA of $62.2 million for third quarter 2010 declined 4.5% or $2.9 million from $65.1 million for second quarter 2010. Adjusted EBITDA margin was 15.2% for third quarter 2010 compared to 16.4% for second quarter 2010, primarily due to higher cost of goods sold and SG&A expenses.

Third quarter 2010 cost of goods sold increased 4.9% or $9.6 million from second quarter 2010. The sequential increase in costs was associated with the increase in special access rates and UNE migration costs and the full quarter impact of costs associated with Quagga equipment sales. As a result of the higher costs, gross margin decreased to 49.5% for third quarter 2010 from 50.3% for second quarter 2010.

SG&A expenses for third quarter 2010 were $142.5 million, including stock-based compensation of $2.7 million, and increased 4.2% or $5.7 million from second quarter 2010. As a percentage of total revenue, SG&A expenses were 34.9% for third quarter 2010 compared to 34.5% for second quarter 2010. Increases in SG&A were primarily attributable to the recent acquisition of Quagga and additional staffing levels.

Net Loss

Net loss for third quarter 2010 increased to $14.8 million from a net loss of $7.5 million for second quarter 2010. The net loss for third quarter 2010 primarily reflected higher SG&A expenses and $3.7 million of acquisition costs.

Capital Expenditures

Capital expenditures for third quarter 2010 were $34.0 million, or 8.3% of total revenue, compared to $27.7 million, or 7.0% of total revenue, for third quarter 2009. Capital expenditures for third quarter 2010 were largely applied to PAETEC’s network, including investments in our fiber infrastructure and network enhancements in specific markets to support growth, facility improvements, and the continued expansion of PAETEC’s data center portfolio.

Capital expenditures for third quarter 2010 increased 8.3% or $2.6 million from $31.4 million for second quarter 2010, primarily due to timing of certain network investments. Capital expenditures as a percentage of total revenue for second quarter 2010 were 7.9%.

Cash Flow and Liquidity

PAETEC had cash, cash equivalents and short term investments of $125.3 million on September 30, 2010 compared to a June 30, 2010 balance of cash, cash equivalents and short term investments of $125.6 million. Cash flow provided by operations increased to $41.6 million in third quarter 2010 from $40.8 million in third quarter 2009. Free cash flow for third quarter 2010 was $28.2 million, which represented a $5.5 million decrease from second quarter 2010 and was the company’s 31st consecutive quarter of positive free cash flow generation.

Indebtedness

At September 30, 2010, PAETEC had $950.0 million in debt outstanding under its senior notes, which was comprised of $650.0 million principal amount of 8 7/8% senior secured notes due 2017 and $300.0 million principal amount of 9.5% senior unsecured notes due 2015.

At September 30, 2010, PAETEC also had a senior secured revolving credit facility under which no revolving loans were outstanding and under which PAETEC could obtain from time to time revolving loans of up to an aggregate principal amount of $50.0 million.

Common Stock Repurchase Program

PAETEC repurchased a total of 1,463,100 shares of common stock for an aggregate cost of $5.8 million, or $3.97 average cost per share, in third quarter 2010. Since August 2008, PAETEC has repurchased approximately 10.4 million shares of common stock for an aggregate price of approximately $2.75 per share under its current and previous stock repurchase programs.

Acquisition

On September 13, 2010 PAETEC announced its definitive merger agreement to acquire Cavalier Telephone Corporation, based in Richmond, Virginia, in an all-cash $460.0 million transaction. Cavalier is a privately held company with over 570 collocations and approximately 17,000 fiber route miles in PAETEC’s existing service footprint. When completed, the transaction will make PAETEC one of the largest competitive communication providers in the U.S. Highlights of the transaction are the following:

•	The combined company will have over 37,000 fiber route miles, of which approximately 10,600 are metro fiber route miles.

•	The combined company will have nearly 1,178 collocations and have presence in 86 of the top 100 metropolitan statistical areas.

•

Expected synergies, which include expected annualized savings of $25.0 million in the first 12 months following the close of the acquisition and expected annual cost savings of $30.0 million beginning the first 12 months thereafter.

On a pro forma basis for PAETEC and Cavalier, assuming the acquisition had occurred on January 1, 2009, third quarter 2010 revenue would have been $500.4 million, an increase of 1.3% or $6.3 million over third quarter 2009 revenue of $494.2 million. Pro forma gross margin for third quarter 2010 would have been 50.8% compared to 51.8% for third quarter 2009. For third quarter 2010 pro forma adjusted EBITDA would have been $83.9 million, a decrease of 3.6% from third quarter 2009 pro forma adjusted EBITDA of $87.0 million. Pro forma net loss for third quarter 2010 would have been $19.0 million compared to third quarter 2009 pro forma net loss of $16.8 million.

On a pro forma basis for PAETEC and Cavalier, assuming the acquisition had occurred on January 1, 2009, third quarter 2010 revenue would have been $500.4 million, an increase of 2.4% or $11.5 million from second quarter 2010 revenue of $488.9 million. Pro forma gross margin for third quarter 2010 would have been 50.8% compared to 51.7% for second quarter 2010. For third quarter 2010 pro forma adjusted EBITDA would have been $83.9 million, a decrease of 4.6% from second quarter 2010 pro forma adjusted EBITDA of $87.9 million. Pro forma net loss for third quarter 2010 would have been $19.0 million compared to second quarter 2010 pro forma net loss of $12.8 million.

Full Year 2010 Outlook

“We reaffirm our full year 2010 guidance,” said Keith Wilson, PAETEC’s chief financial officer.

PAETEC’s revenue and adjusted EBITDA expectations for the full year 2010 assume, among other matters, that there is no further significant decline in economic conditions and that there are no significant changes in the competitive or regulatory environments. PAETEC’s revenue and adjusted EBITDA expectations for full year 2010 are as follows:

($ in millions)

Revenue	$1,590 to $1,630

Adjusted EBITDA	$260 to $275

Conference Call

As previously announced, PAETEC will host a conference call today at 9:00 a.m. ET to discuss third quarter 2010 results. Chairman and CEO Arunas Chesonis and Chief Financial Officer Keith Wilson will be participating. A live webcast and a replay of the call will be available on the Investors page at www.paetec.com.

Conference Call details are as follows:

US/Canada Dial in: (866) 783-2137

International: (857) 350-1596

Passcode: 71351853

Audio Webcast:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=3461166

Replay details are as follows:

Replay Dates: November 5, 2010, 12:30 p.m. ET through November 18, 2010

US/Canada Replay Dial in: (888) 286-8010

International Replay Dial in (617) 801-6888

Replay Passcode: 69773066

Audio Replay Webcast:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=3461166

Supplemental Information

A supplemental presentation of information complementary to the information presented in this release and that will be discussed on the conference call will be made available on the Investors portion of www.paetec.com prior to the conference call.

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. The financial guidance in this press release with respect to revenue and adjusted EBITDA for full year 2010 constitutes “forward-looking statements” and reflects PAETEC’s current analysis of existing trends and information. These statements represent PAETEC’s judgment only as of the date of this press release. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. The risks include those related to PAETEC’s acquisition and integration of Cavalier, such as: PAETEC’s ability to realize the anticipated benefits of the acquisition; PAETEC’s ability to integrate the operations of Cavalier without greater than expected costs and burdens on management; PAETEC’s receipt of required regulatory approvals without burdensome conditions; and PAETEC’s ability to continue successfully to execute its acquisition strategy. Some of the other risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2009 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: general economic conditions and trends; the continued availability of necessary network elements at acceptable cost from competitors; changes in regulation and the regulatory environment; industry consolidation; PAETEC’s ability to manage its business effectively; competition in the markets in which PAETEC operates; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s ability to integrate the operations of acquired businesses; PAETEC’s ability to implement its acquisition strategy; any significant impairment of PAETEC’s goodwill; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; interest rate risks and compliance with covenants under PAETEC’s debt agreements; PAETEC’s ability to attract and retain qualified personnel and sales agents; PAETEC’s failure to obtain and maintain network permits and rights-of-way; PAETEC’s involvement in disputes and legal proceedings; PAETEC’s ability to maintain and enhance its back office systems; and effects of network failures, system breaches, natural catastrophes and other service interruptions. PAETEC disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing business communications for medium-sized and large businesses, enterprise organizations, and institutions across the United States. We offer a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

PAETEC Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
Revenue:
Network services revenue	$305,799	$310,242	$315,859	$926,515	$945,881
Carrier services revenue	65,111	63,088	63,536	191,242	199,066
Integrated solutions revenue	37,524	22,770	16,257	76,828	45,116

Total revenue	408,434	396,100	395,652	1,194,585	1,190,063
Cost of sales (exclusive of operating items shown separately below)	206,339	196,784	194,532	595,872	590,374
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	142,542	136,803	140,894	413,605	422,471
Acquisition, integration and separation costs	3,724	—	—	3,724	—
Sales and use tax settlement	—	—	—	—	(1,200)
Depreciation and amortization	47,261	47,439	46,374	141,873	138,746

Income from operations	8,568	15,074	13,852	39,511	39,672
Debt extinguishment and related costs	—	—	—	4,423	10,348
Other income, net	(98)	(150)	(156)	(360)	(928)
Interest expense	23,021	22,600	19,776	67,658	54,300

Loss before income taxes	(14,355)	(7,376)	(5,768)	(32,210)	(24,048)
Provision for (benefit from) income taxes	400	152	757	(389)	2,270

Net loss	$(14,755)	$(7,528)	$(6,525)	$(31,821)	$(26,318)

Net cash provided by operating activities				$86,373	$90,142
Net cash used in investing activities				$(121,081)	$(84,218)
Net cash provided by (used in) financing activities				$6,402	$(28,923)

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, acquisition, integration and separation costs, debt extinguishment and related costs, sales and use tax settlement, and gain on non-monetary transaction. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” Adjusted EBITDA is used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as net loss and revenue, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary, ongoing and customary course of its operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Adjusted EBITDA Presentation” in PAETEC’s annual report on Form 10-K for the year ended December 31, 2009 for additional information regarding PAETEC’s reasons for including adjusted EBITDA and for material limitations with respect to the usefulness of this measurement. The table below sets forth, for the periods indicated, a reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009

Net loss	$(14,755)	$(7,528)	$(6,525)	$(31,821)	$(26,318)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	47,261	47,439	46,374	141,873	138,746
Interest expense, net of interest income	22,914	22,453	19,628	67,331	53,499
Provision for (benefit from) income taxes	400	152	757	(389)	2,270

EBITDA	55,820	62,516	60,234	176,994	168,197

Stock-based compensation	2,651	2,593	4,022	7,706	14,583
Acquisition, integration and separation costs	3,724	—	—	3,724	—
Debt extinguishment and related costs	—	—	—	4,423	10,348
Sales and use tax settlement	—	—	—	—	(1,200)
Gain on non-monetary transaction	—	—	(18)	—	(242)

Adjusted EBITDA	$62,195	$65,109	$64,238	$192,847	$191,686

PAETEC Holding Corp. and Subsidiaries

Expected Adjusted EBITDA Reconciliation

(in millions)

The table below sets forth, for the period indicated, a reconciliation of expected adjusted EBITDA to expected net loss, as net loss is calculated in accordance with GAAP:

	Twelve Months Ending December 31,	Twelve Months Ending December 31,
	2010	2010
	Low End of Guidance	High End of Guidance
Expected net loss	$(43)	$(28)
Add back non-EBITDA items included in expected net loss:
Depreciation and amortization	190	190
Interest expense, net of interest income	90	90
Provision for income taxes	5	5

Expected EBITDA	242	257

Stock-based compensation	13	13
Debt extinguishment and related costs	5	5

Expected adjusted EBITDA	$260	$275

PAETEC Holding Corp. and Subsidiaries

Free Cash Flow Calculation and Reconciliation

(in thousands)

Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Free cash flow, as defined by PAETEC, is not a financial measurement prepared in accordance with GAAP.

PAETEC has included data with respect to free cash flow because its management believes free cash flow provides a measure of the cash generated by PAETEC’s operations before giving effect to non-cash accounting charges, changes in operating assets and liabilities, acquisition-related items, tax items and similar items that do not directly relate to the day-to-day cash expenses of PAETEC’s operations, and after giving effect to application of capital expenditures. PAETEC’s management uses free cash flow to monitor the effect of PAETEC’s daily operations on its cash reserves and its ability to generate sufficient cash flow to fund PAETEC’s scheduled debt maturities and other financing activities, including potential refinancings and retirements of debt, and other cash items.

PAETEC’s management believes that consideration of free cash flow should be supplemental, however, because free cash flow has limitations as an analytical financial measure. These limitations include the following:

•

free cash flow does not reflect PAETEC’s cash expenditures for scheduled debt maturities and other fixed obligations, such as capital leases, vendor financing arrangements and the other cash items excluded from free cash flow; and

•	free cash flow may be calculated in a different manner by other companies in PAETEC’s industry, which limits its usefulness as a comparative measure.

PAETEC’s management compensates for these limitations by relying primarily on PAETEC’s results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in free cash flow. As a result of these limitations, free cash flow should not be considered as an alternative to net cash provided by operating activities, investing activities, financing activities or changes in cash and cash equivalents as calculated in accordance with GAAP, nor should it be used as a measure of the amount of cash available for debt service or for the payment of dividends or other discretionary expenditures.

Following is a reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009

Adjusted EBITDA (see previous page)	$62,195	$65,109	$64,238	$192,847	$191,686
Purchases of property and equipment	(34,013)	(31,397)	(27,737)	(94,884)	(84,914)

Free cash flow, as defined	28,182	33,712	36,501	97,963	106,772
Purchases of property and equipment	34,013	31,397	27,737	94,884	84,914
Interest expense, net of interest income	(22,914)	(22,453)	(19,628)	(67,331)	(53,499)
Other	(520)	(228)	(752)	(1,928)	(2,234)
Acquisition, integration and separation costs	(3,724)	—	—	(3,724)	—
Swap termination payment	—	—	—	—	(4,531)
Bad debt expense	2,964	2,985	3,805	10,090	13,548
Amortization of debt issuance costs	1,221	697	584	2,577	1,610
Amortization of debt discount	325	324	495	977	1,043
Changes in operating assets and liabilities	2,077	(9,513)	(7,930)	(47,135)	(57,481)

Net cash provided by operating activities	$41,624	$36,921	$40,812	$86,373	$90,142

PAETEC Holding Corp. and Subsidiaries

Selected Financial and Operating Data

	As of September 30, 2010	As of December 31, 2009

Financial Data (in thousands):
Cash and cash equivalents	$124,582	$152,888
Short term investments	$698	$—
Accounts receivable, net	$221,643	$201,308
Property and equipment, net	$627,952	$619,048

Accounts payable	$68,558	$63,528
Other accrued expenses	$138,342	$146,781
Current portion of long-term debt and capital lease obligations	$16,986	$4,786
Long-term debt and capital lease obligations	$967,878	$921,271

Operating Data

Geographic markets served (1)	84	84

Number of switches deployed	122	122

Total digital T1 transmission lines installed	247,325	229,253

Total access line equivalents installed (2)	6,174,330	5,852,606

Total employees	3,792	3,693

(1)	In the top 100 metropolitan statistical areas
(2)	Includes Plain Old Telephone Service (“POTS”), which involves basic telephone services supplying standard single line telephones, telephone lines and access to the public switched network.

PAETEC Holding Corp. and Subsidiaries

Pro Forma Condensed Consolidated Statements of Operations

(Based on combination of historical results of PAETEC and Cavalier) (1)

(in thousands)

	Three Months Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
Total revenue	$500,412	$488,869	$494,156
Cost of sales (exclusive of operating items shown separately below)	246,169	236,288	238,259
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	173,065	167,306	173,171
Acquisition, integration and separation costs	1,728	134	—
Depreciation and amortization	66,374	66,614	67,460

Income from operations	13,076	18,527	15,266
Other income, net	(126)	(161)	(141)
Interest expense	31,763	31,342	31,467

Loss before income taxes	(18,561)	(12,654)	(16,060)
Provision for income taxes	400	152	757

Net loss	$(18,961)	$(12,806)	$(16,817)

(1)	The pro forma results for the periods presented above, give effect to PAETEC’s proposed acquisition of Cavalier as if it had occurred on January 1, 2009. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the merger had been completed on the date indicated.

PAETEC Holding Corp. and Subsidiaries

Pro Forma Adjusted EBITDA Reconciliation

(in thousands)

Pro forma adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, provision for income taxes, stock-based compensation, acquisition, integration and separation costs, and gain on non-monetary transaction. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” Adjusted EBITDA is used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as net loss and revenue, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary, ongoing and customary course of its operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Adjusted EBITDA Presentation” in PAETEC’s annual report on Form 10-K for the year ended December 31, 2009 for additional information regarding PAETEC’s reasons for including adjusted EBITDA and for material limitations with respect to the usefulness of this measurement. The table below sets forth, for the period indicated, a reconciliation of pro forma adjusted EBITDA to pro forma net loss, as pro forma net loss is calculated in accordance with GAAP:

	Three Months Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
Pro Forma:
Net loss	$(18,961)	$(12,806)	$(16,817)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	66,374	66,614	67,460
Interest expense, net of interest income	31,637	31,187	31,309
Provision for income taxes	400	152	757

EBITDA	79,450	85,147	82,709

Stock-based compensation	2,687	2,628	4,303
Acquisition, integration and separation costs	1,728	134	—
Gain on non-monetary transaction	—	—	(18)

Adjusted EBITDA	$83,865	$87,909	$86,994